Exhibit 99.1

Date:	November 3, 2009
Contact:	Gregory P. Sargen
Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS THIRD QUARTER 2009 RESULTS

East Rutherford, NJ – November 3, 2009 – Cambrex Corporation (NYSE: CBM) reports third quarter results for the period ended September 30, 2009.

Highlights

-	Sales increased 6.1% compared to third quarter 2008 excluding the impact of foreign currency. Reported sales increased by 2.3% for the quarter.
-	EBITDA was $11.0 million in the third quarter 2009 compared to Adjusted EBITDA of $11.4 million in the same quarter last year (see following table).
-	Debt, net of cash was $78.7 million at the end of third quarter 2009, a $4.3 million improvement during the quarter.
-	Net income was $3.0 million compared with Net income of $2.8 million for the third quarter of 2008.

Third Quarter 2009 Operating Results

Third quarter 2009 sales of $57.8 million were 2.3% higher than the third quarter 2008.  Excluding a 3.8% unfavorable impact of foreign exchange, reflecting a stronger U.S. dollar, sales increased 6.1%.  The increase is primarily due to higher volumes of an active pharmaceutical ingredient (“API”) that utilizes the Company’s polymeric drug delivery technology, increased generic revenues resulting from the timing of orders and higher controlled substances and custom development revenues.  Partially offsetting these increases were lower sales of two APIs manufactured under long-term supply agreements and a feed additive for which a contract expired earlier in 2009.

Third quarter 2009 Gross Margin increased to 29.3% of sales from 28.7% during the third quarter 2008, with foreign currency unfavorably impacting gross margin by 2.7%.  Cost reductions, and to a lesser extent, positive product mix, were the main drivers of the higher margins.  This was partially offset by lower pricing of generic APIs and an API manufactured under a long-term supply agreement.

Selling, General and Administrative Expenses in the third quarter 2009 were $9.3 million compared to $8.8 million in the same period last year.  The increase is a result of higher legal fees and personnel costs partially offset by a favorable impact of foreign currency.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Research and Development (“R&D”) Expenses were $2.0 million in the third quarter 2009 compared to $1.8 million in the third quarter 2008.  The increase is primarily due to higher costs related to the development of new products and technology platforms.

Operating Profit increased to $5.6 million in the third quarter 2009 from $4.5 million in the third quarter 2008.  Excluding Restructuring Expenses and Strategic Alternative Costs of $1.2 million recorded in 2008, Operating Profit decreased $0.1 million quarter over quarter.  EBITDA was $11.0 million, or 19.0% of sales, compared to Adjusted EBITDA of $11.4 million, or 20.2% of sales last year.  This decrease is due primarily to an unfavorable impact of foreign currency and higher administrative expenses mostly offset by higher gross margins as discussed above.

The Provision for Income Taxes totaled $1.6 million in the third quarter 2009.  The effective tax rate was 34.8% in the third quarter 2009 compared to 9.8% in the third quarter 2008.  The increase is due to changes in the geographic mix of pre-tax earnings, the enactment of reduced tax rates in Sweden and tax benefits related to the favorable resolution of certain tax matters in the three months ended September 30, 2008.  The Company’s effective tax rates have been and are expected to remain highly sensitive to the geographic mix of income due to the Company’s inability to recognize tax benefits where there has been a recent history of losses, primarily in the U.S.

Net Income for the third quarter 2009 was $3.0 million or $0.10 per share compared to $2.8 million or $0.10 per share in the third quarter 2008.

Steven M. Klosk, President and Chief Executive Officer, said, “We continue to be pleased with our year to date performance in this economically challenging environment.  Aggressive cost cutting and working capital management have helped to generate positive cash flow throughout the year, improving our net debt position by almost $13 million year to date.

“While third quarter sales increased versus prior year, we expect lower sales volumes in the fourth quarter.  Much of the expected decline in the fourth quarter is due to volatility in the timing of orders, and we continue to see weakness in pre-clinical and clinical phase projects due to a variety of market factors, and price and volume pressure on our generic APIs.  We are on track to introduce new generic APIs beginning in 2010 and we continue to develop new products in support of our controlled substances and drug delivery initiatives.”

Capital expenditures and depreciation for the third quarter 2009 were $3.3 million and $5.4 million compared to $5.0 million and $5.7 million in the third quarter 2008, respectively.  The decrease in capital expenditures is largely due to third quarter 2008 spending on two large capital projects for which the majority of work has since been completed.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Guidance

The Company currently expects that sales for 2009, excluding the impact of foreign currency, will be between a decline of 2% and an increase of 2% versus 2008.  EBITDA is currently expected to be between $43 and $47 million compared to a prior range of $43 to $48 million.

For 2009, capital expenditures are expected to be approximately $12 to $14 million and depreciation is expected to be $20 to $22 million. The Company currently expects restructuring and strategic alternatives expenses for 2009 to be minimal.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the third quarter 2009 Form 10-Q is filed with the SEC.

Basis of Reporting

The Company has provided a reconciliation from adjusted and other non-GAAP amounts to GAAP amounts at the end of this press release.  Management believes that this basis of reporting provides a more meaningful representation of the Company’s operating results for the periods presented due to the magnitude and nature of certain recorded expenses.

Conference Call and Webcast

The Conference Call to discuss third quarter 2009 results will begin at 8:30 a.m. Eastern Time on Wednesday, November 4, 2009 and last approximately 45 minutes.  Those wishing to participate should call 1-888-634-4003 for domestic and +1-706-634-6653 for international.  Please use the pass code 37211896 and call approximately 10 minutes prior to start time.  A webcast is available from the Investors section on the Cambrex website located at www.cambrex.com and can be accessed for 30 days following the conference call.  A telephone replay of the conference call will be available through Wednesday, November 11, 2009 by calling 1-800-642-1687 for domestic and +1-706-645-9291 for international.  Please use the pass code 37211896 to access the replay.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Forward Looking Statements

This document may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under The Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities.  These statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions in connection with any discussion of future financial and operating performance.  Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout the Company’s public filings.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including, but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, the Company’s ability to satisfy the continued listing standards of the New York Stock Exchange, changes in foreign exchange rates,  uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the Company’s ability to receive regulatory approvals for its products and other factors described under the caption “Risk Factors That May Affect Future Results” in the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2009.  Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  New factors emerge from time to time and it is not possible for the Company to predict which will arise.  In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex 2008 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Cambrex

Cambrex provides products and services to accelerate the development and commercialization of small molecule therapeutics including APIs, advanced intermediates, enhanced drug delivery, and other products for branded and generic pharmaceuticals.  The Company currently employs approximately 850 people worldwide.  For more information, please visit www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statement of Profit and Loss
For the Quarters Ended September 30, 2009 and 2008
(in thousands)

	2009		2008
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$57,802	100.0%	$56,508	100.0%
Allowances and Rebates	285	0.5%	193	0.3%
Net Sales	57,517	99.5%	56,315	99.7%

Other Revenues	(1,147)	-2.0%	1,977	3.5%

Net Revenues	56,370	97.5%	58,292	103.2%

Cost of Goods Sold	39,422	68.2%	42,057	74.5%

Gross Profit	16,948	29.3%	16,235	28.7%

Operating Expenses
Selling, General and Administrative Expenses	9,295	16.1%	8,767	15.5%
Research and Development Expenses	2,026	3.5%	1,772	3.1%
Restructuring Expenses	-	0.0%	321	0.6%
Strategic Alternative Costs	-	0.0%	833	1.5%
Total Operating Expenses	11,321	19.6%	11,693	20.7%

Operating Profit	5,627	9.7%	4,542	8.0%

Other Expenses/(Income):
Interest Expense, net	1,111	1.9%	956	1.7%
Other (Income)/Expense, net	(31)	-0.1%	485	0.8%

Income Before Income Taxes	4,547	7.9%	3,101	5.5%

Provision for Income Taxes	1,584	2.8%	304	0.6%

Net Income	$2,963	5.1%	$2,797	4.9%

Earnings per Share of Common Stock
Basic	$0.10		$0.10
Diluted	$0.10		$0.10

Weighted Average Shares Outstanding
Basic	29,253		29,163
Diluted	29,303		29,178

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statement of Profit and Loss
For the Nine Months Ended September 30, 2009 and 2008
(in thousands)

	2009		2008
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$177,568	100.0%	$184,440	100.0%
Allowances and Rebates	623	0.4%	1,137	0.6%
Net Sales	176,945	99.6%	183,303	99.4%

Other Revenues	(262)	-0.1%	1,792	1.0%

Net Revenues	176,683	99.5%	185,095	100.4%

Cost of Goods Sold	120,919	68.1%	127,120	69.0%

Gross Profit	55,764	31.4%	57,975	31.4%

Operating Expenses
Selling, General and Administrative Expenses	26,889	15.2%	31,511	17.0%
Research and Development Expenses	5,924	3.3%	5,945	3.2%
Restructuring Expenses	-	0.0%	1,469	0.8%
Strategic Alternative Costs	-	0.0%	1,408	0.8%
Total Operating Expenses	32,813	18.5%	40,333	21.8%

Operating Profit	22,951	12.9%	17,642	9.6%

Other Expenses/(Income):
Interest Expense, net	3,410	1.9%	2,302	1.3%
Other (Income)/Expense, net	(139)	-0.1%	459	0.2%

Income Before Income Taxes	19,680	11.1%	14,881	8.1%

Provision for Income Taxes	6,520	3.7%	6,002	3.3%

Net Income	$13,160	7.4%	$8,879	4.8%

Earnings per Share of Common Stock
Basic	$0.45		$0.31
Diluted	$0.45		$0.31

Weighted Average Shares Outstanding
Basic	29,225		29,096
Diluted	29,249		29,101

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Nine Months Ended September 30, 2009 and 2008
(in thousands)

	Third Quarter 2009	Third Quarter 2008

Operating Profit, as Reported	$5,627	$4,542

Depreciation and Amortization	5,359	5,683

Strat. Alt. & Restructuring Expenses*	-	1,154

CEO Retirement**	-	35

Adjusted EBITDA	$10,986	$11,414

	Nine Months 2009	Nine Months 2008

Operating Profit, as Reported	$22,951	$17,642

Depreciation and Amortization	14,774	16,115

Strat. Alt. & Restructuring Expenses*	-	2,877

CEO Retirement**	-	632

Adjusted EBITDA	$37,725	$37,266

*  During 2008, the Company incurred expenses related to restructuring activities and strategic alternative expenses pursuant to the sale of its Bioproducts and Biopharma businesses in February 2007 and for the consolidation of the New Jersey R&D facility.  These costs are identified within the 2008 income statement and have been excluded from the calculation of certain profit measurements, including Adjusted EBITDA for 2008.

**  During 2008, the Company incurred expenses related to the acceleration of equity awards to its former CEO. These costs are included within Selling, General and Administrative Expenses and have been excluded from the calculation of certain profit measurements, including Adjusted EBITDA for 2008.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheet
As of September 30, 2009 and December 31, 2008
(in thousands)

	September 30,	December 31,
Assets	2009	2008

Cash and Cash Equivalents	$45,345	$32,540
Trade Receivables, net	37,466	36,685
Inventories, net	61,341	61,133
Prepaid Expenses and Other Current Assets	9,193	8,798
Total Current Assets	153,345	139,156

Property, Plant and Equipment, net	166,303	161,500
Goodwill	36,838	35,374
Other Non-Current Assets	4,661	5,042

Total Assets	$361,147	$341,072

Liabilities and Stockholders' Equity

Accounts Payable	$16,167	$19,700
Accrued Expenses and Other Current Liabilities	35,566	45,080
Total Current Liabilities	51,733	64,780

Long-term Debt	124,000	123,800
Deferred Tax Liabilities	17,774	16,138
Accrued Pension and Postretirement Benefits	45,707	44,165
Other Non-Current Liabilities	16,537	17,403

Total Liabilities	$255,751	$266,286

Stockholders’ Equity	$105,396	$74,786

Total Liabilities and Stockholders’ Equity	$361,147	$341,072

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Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com